EXHIBIT 10.4

Provision relating to the Company’s obligation to pay severance to Tanios Viviani,

Vice President, Fresh Cut Fruit, from offer letter to him, which became effective

September 28, 2004, upon its approval by the Compensation Committee of the Board of Directors

Severance: Should your employment be involuntarily terminated by the Company for reasons other than “cause” (as defined in the Company’s Stock Option and Incentive Plan) after the first anniversary of your date of hire, you would be entitled to severance pay equal to one year’s base salary. In addition, the Company will pay the monthly premium cost of COBRA continuation of your health care coverage for a period of one year following your termination, subject to your eligibility for COBRA continuation. (COBRA eligibility ends when you become covered by another plan). No severance or COBRA premiums would be paid in the event of termination for “cause.”